Exhibit 10.2

SECOND AMENDMENT TO PLAIN ENGLISH GROWTH CAPITAL

LOAN AND SECURITY AGREEMENT

This Second Amendment to Plain English Growth Capital Loan and Security Agreement (this “Amendment”) is made and entered into as of June 29, 2012, by and between GEVO, INC., a Delaware corporation (“Gevo” or “You”), and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company (“TriplePoint” or “Us”; together with Gevo, the “Parties”).

RECITALS

A. Gevo and TriplePoint have entered into that certain Plain English Growth Capital Loan and Security Agreement dated as of August 5, 2010, as amended by that certain First Amendment to Plain English Growth Capital Loan and Security Agreement dated as of October 20, 2011 (including all annexes, exhibits and schedules thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which TriplePoint has provided loans and other financial accommodations to or for the benefit of Gevo upon the terms and conditions contained therein. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

B. Gevo has requested that TriplePoint amend the Loan Agreement to provide for the issuance of the Convertible Notes (as defined below), and TriplePoint is willing to do so subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Ratification and Incorporation of Loan Agreement and Other Loan Documents; Additional Acknowledgements. Except as expressly modified under this Amendment, (a) Gevo hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its respective obligations under, the Loan Agreement and the other Loan Documents and (b) all of the terms and conditions set forth in the Loan Agreement and the other Loan Documents are incorporated herein by this reference as if set forth in full herein. Gevo represents that as of the date hereof, it has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the amount of the Secured Obligations. Gevo hereby reaffirms the granting of all Liens previously granted pursuant to the Loan Documents to secure all Advances.

2. Consent to Issuance of Convertible Notes. Notwithstanding any term or provision in the Loan Agreement (as amended hereby) to the contrary, TriplePoint consents, effective upon the Second Amendment Closing Date, to the issuance of the Convertible Notes, the execution and delivery of the Convertible Note Documents, and the incurrence of the Convertible Note Indebtedness so long as (a) within 1 Business Day following Gevo’s receipt of proceeds from the issuance of any Convertible Notes, Gevo shall prepay all remaining outstanding Secured

Obligations in full, including (i) all accrued and unpaid interest calculated as of the date of such prepayment and (ii) the End of Term Payment, (b) the issuance of the Convertible Notes shall have been consummated on or before July 15, 2012, and (c) such Convertible Notes are on the terms and conditions consistent in all material respects with the terms and conditions specified on Annex A attached hereto.

3. Amendments to Loan Agreement. Gevo and TriplePoint hereby agree, effective upon and subject to, (i) with respect to Section 3(g) below, the satisfaction of each of the conditions to effectiveness set forth in Section 6 below, and (ii) with respect to Sections 3(a) through (f) and Sections 3(h) through (k), to the occurrence of the Convertible Notes Closing Date (as defined below), as follows:

(a) The subsection titled “Optional Interest-Only Periods” contained in Section 9 of the Loan Agreement is hereby deleted.

(b) The subsection titled “Transactions with Affiliates” contained in Section 12 of the Loan Agreement is hereby amended by deleting the text “and” appearing before subclause (j) therein and adding the following text after clause (j):

“and, (k) any payments or dividends permitted by the subsection titled “Dividends and Distributions” in this Section 12.”

(c) The subsection titled “Subordinated Indebtedness” contained in Section 12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Indebtedness, Subordinated Indebtedness, and Convertible Notes. Except for Indebtedness under the Lighthouse Loan Documents and Convertible Note Indebtedness, You will not prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Advances) in excess of $50,000 in the aggregate. You shall not make or permit any payment on any Subordinated Indebtedness, except payment permitted under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Indebtedness is subject, if any. You shall not make or permit any payment on any Convertible Note Indebtedness, except (a) regularly scheduled interest payments on the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof), together with any fees, costs and expenses from time to time owing on the Convertible Notes Indebtedness or any Refinancing Indebtedness in respect thereof), (b) Permitted Conversions, (c) payments to the indenture trustee with respect to the Convertible Notes (or any Refinancing Indebtedness in respect thereof) of reasonable and customary compensation for its services as the indenture trustee and the reimbursement of reasonable fees, costs and expenses incurred by it and disbursements and advances made by it in such capacity, and (d) payments of Indebtedness in respect of the Convertible Notes with proceeds of any Refinancing Indebtedness, . You shall not amend any provision in any document relating to the Subordinated Indebtedness except to the extent such amendment is permitted under such subordination, intercreditor or other similar agreement. You shall not amend any provision in any Convertible Note Documents except (i) amendments with respect to the conversion features of the Convertible Note Indebtedness or technical amendments (including as to settlement) of the Convertible Note Documents (or any

Refinancing Indebtedness in respect thereof) that are required to be made pursuant to the terms of any the documents governing the Convertible Notes, (ii) amendments that, individually, or in the aggregate, could not reasonably be expected to be adverse to Triplepoint’s interests, or (iii) other amendments, changes and modifications to the Convertible Note Documents so long as such amendment, modification, or change would satisfy the restrictions set forth in the definition of Refinancing Indebtedness if, instead of being amended, modified, or changed the subject Indebtedness was being refinanced, renewed, or extended (without regard to whether such amendment, modification or change would actually constitute a refinancing, renewal or extension of such Indebtedness).

(d) Section 12 of the Loan Agreement is hereby amended by adding the following subsection:

Prepayment of Secured Obligations. Upon Your receipt of proceeds from the issuance of any Convertible Notes, You shall prepay all remaining outstanding Secured Obligations (other than unasserted contingent indemnification Secured Obligations) in full, including (i) all accrued and unpaid interest calculated as of the date of such prepayment and (ii) the End of Term Payment, and no prepayment premium shall be owing to Us in connection with such prepayment.

(e) Section 14 of the Loan Agreement is hereby amended by adding the following subsection:

Convertible Notes. The making of any payment by You of the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof) other than (a) regularly scheduled interest payments, together with any fees, costs and expenses from time to time owing on the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof), (b) Permitted Conversions, (c) payments to the indenture trustee with respect to the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof) of reasonable and customary compensation for its services as the indenture trustee and the reimbursement of reasonable fees, costs and expenses incurred by it and disbursements and advances made by it in such capacity, and (d) payment of the Convertible Note Indebtedness with proceeds of any Refinancing Indebtedness.

(f) The definition of “Permitted Indebtedness” contained in Section 21 of the Loan Agreement is hereby amended by deleting the text “and” appearing before clause (cc) and adding the following text after the last proviso appearing therein:

“and (dd) the Convertible Note Indebtedness (including any Refinancing Indebtedness).”

(g) Section 21 of the Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Convertible Notes” means the convertible promissory notes issued by Gevo, Inc. from time to time pursuant to the Convertible Note Indenture, as amended, restated, replaced, extended, refinanced, or otherwise modified from time to time.

“Convertible Notes Closing Date” means the first date on which any Convertible Note is issued.

“Convertible Note Documents” means the Convertible Note Indenture, the Convertible Notes, and all other documents, instruments and agreements evidencing or governing the Convertible Notes or providing for any other right in respect thereof, as amended, modified, supplemented or restated from time to time in accordance with the terms of the Convertible Note Indenture.

“Convertible Note Indebtedness” means the Indebtedness incurred by Gevo, Inc. under the Convertible Note Documents in an aggregate principal amount not to exceed $75,000,000.

“Convertible Note Indenture” means the Indenture, dated as of July 2012, governing the Convertible Notes, by and among Gevo, as Issuer and the Trustee, as such is amended, restated, supplemented, replaced or refinanced or otherwise modified from time to time in accordance with the terms thereof, and as permitted by this Agreement.

“Trustee” means Wells Fargo Bank, National Association, in the capacity as the “Trustee” (as such term is defined in the Convertible Note Indenture) and any other Person acting in similar capacity under any amendment, restatement, supplement, replacement or refinancing thereof.

“Permitted Conversion” means, with respect to the Convertible Note Indebtedness or any amounts payable under the terms of any Convertible Note Documents (including any coupon make whole payment) (or any Refinancing Indebtedness in respect thereof), the (a) the conversion of all or any portion of such Indebtedness or such amounts payable under the terms of any Convertible Note Documents (including any coupon make whole payment) into Your common Stock in accordance with the terms of the documents governing such Indebtedness and/or (b) the making of cash payments in lieu of issuing fractional shares in connection with any conversion described in clause (a) above.

“Refinancing Indebtedness” means any extension, refinancing, modification, amendment, renewal, or restatement of the Convertible Note Indebtedness so long as (a) such extension, refinancing, modification, renewal, amendment or restatement does not result in an increase in the principal amount of the Indebtedness evidenced by the Convertible Note Indebtedness so extended, refinanced, modified, renewed, amended or restated, by more than any accrued and unpaid interest at the time of such extension, refinancing, modification, amendment or restatement, and reasonable premiums paid thereon, and other reasonable fees, costs and expenses incurred in connection with such extension, refinancing, modification, amendment or restatement, (b) such extension, refinancing, modification, amendment, renewal, or restatement does not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Convertible Note Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that are or could reasonably be expected to be adverse to the interests of TriplePoint other than in any immaterial respect, and (c) the Convertible

Note Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Secured Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Second Amendment” means that certain Second Amendment to Plain English Growth Capital Loan and Security Agreement dated as of June 29, 2012, by and between You and Us.

“Second Amendment Closing Date” means the date on which all of the conditions set forth in Section 3 of the Second Amendment have been satisfied.

(h) The subsection titled “Deposit and Investment Accounts” contained in Section 12 of the Loan Agreement is hereby amended by adding the following text after the end thereof:

“The foregoing provisions of this subsection to the contrary notwithstanding, if, in connection with the payment of interest or cash upon conversion otherwise permitted under this Agreement, You have a contractual obligation to irrevocably deposit funds for payment with the indenture trustee (as defined in the as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)) with respect to the Indebtedness that is the subject of such payment, then (1) We will not require a perfected lien with respect to such funds that are deposited with the indenture trustee pursuant to such requirement and (2) so long as (y) the amount deposited with the indenture trustee pursuant to such contractual obligation does not exceed the amount required to be so deposited and (z) such amount is not deposited with the indenture trustee more than 3 Business Days before it is required to be deposited with the indenture trustee, such deposit with the indenture trustee shall be permitted pursuant to this subsection; provided that, other than with respect to regularly scheduled interest payments, You agree to use commercially reasonable efforts to provide Us notice prior to such deposit of funds for payment with the indenture trustee (as defined in the as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)).”

(i) The subsection titled “Dividends and Distributions” contained in Section 12 of the Loan Agreement is hereby amended by:

“, (d) You and Your Subsidiaries may make dividends or distributions (directly or indirectly to You, in the case of a dividend or distribution by Your Subsidiary), for the purpose of purchasing or paying cash in lieu of fractional shares of Your common Stock arising out of the conversion of convertible securities (including the Convertible Notes (or any Refinancing Indebtedness in respect thereof) or Permitted Conversions), and (e) You and Your Subsidiaries may make dividends or distributions (directly or indirectly to You, in the case of a dividend or distribution by Your Subsidiary) for the purpose of (i) paying regularly scheduled interest when due and owing on the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof), together with fees, costs and expenses from time to time due in connection with the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof), (ii) making Permitted Conversions, and (iii) making payments to the indenture trustee in respect of the Convertible Note Indebtedness (or any Refinancing Indebtedness in respect thereof) of reasonable and customary compensation for its services as the indenture trustee and to reimburse it for reasonable fees, costs, and expenses incurred by it and disbursements and advances made by it in such capacity.”

(j) The definition of “Permitted Disposition” contained in Section 21 of the Loan Agreement is hereby amended by deleting the text “and (o)” appearing therein and adding the following text immediately after clause (n):

“(o) any Permitted Conversion; and (p)”

(k) The definition of “Permitted Liens” contained in Section 21 of the Loan Agreement is hereby amended by deleting the text “and” appearing in front of clause (aa) and adding the following text immediately after clause (aa):

“; and (bb) Liens in favor of the indenture trustee (as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)), in its capacity as such and not in any other capacity, if any, under the Convertible Notes (or any Refinancing Indebtedness in respect thereof); provided that (i) such Liens only secure (A) Your obligation to pay such indenture trustee reasonable and customary compensation and the reimbursement of such indenture trustee’s reasonable fees, costs, and expenses, in each case, for its services as the indenture trustee and for disbursements and advances made by the indenture trustee in accordance with the documents governing the Convertible Notes (or any Refinancing Indebtedness in respect thereof) (it being understood and agreed that in no event would the outstanding principal balance of the Indebtedness under the Convertible Notes (or any Refinancing Indebtedness in respect thereof) be deemed to constitute advances made by the indenture trustee for the purposes of this clause ) and (B) Your obligations to indemnify the indenture trustee, and (ii) such Lien only attaches to funds held or collected by such indenture trustee in its capacity as the indenture trustee (as defined in the as defined in the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb)) with respect to the Indebtedness evidenced by the Convertible Notes (or any Refinancing Indebtedness in respect thereof).”

4. Representations and Warranties. Gevo hereby represents and warrants to TriplePoint that each of the representations and warranties contained in Section 11 of the Loan Agreement are true and correct in all material respects as of the date hereof, except such representations and warranties that relate expressly to an earlier date, in which case they are true and correct in all material respects as of such earlier date, in each case, after giving effect to this Amendment.

5. Covenant. On or prior to the first date on which any Convertible Note is issued, Gevo shall pay to TriplePoint a fully earned amendment fee in the amount of $100,000.

6. Conditions to Effectiveness. The effectiveness of this Amendment is subject to satisfaction of each of the following conditions:

(a) receipt by TriplePoint of this Amendment duly executed by Gevo and TriplePoint;

(b) receipt by TriplePoint of (i) the First Amendment to Amended and Restated Plain English Growth Capital Loan and Security Agreement duly executed by Agri-Energy, LLC, a Delaware limited liability company, and TriplePoint, (ii) the Second Amendment to Plain English Security Agreement duly executed by Gevo and TriplePoint, and (iii) a secretary’s certificate signed by Gevo’s corporate secretary, together with copies of resolutions of the Board of Directors of Gevo or other authorizing documents, in form and substance satisfactory to TriplePoint and its counsel, authorizing the execution and delivery of this Amendment; and

(c) the absence of any Defaults or Events of Default as of the date hereof.

7. Entire Agreement. This Amendment, together with the Loan Agreement and the other Loan Documents, is the entire agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.

8. Recitals. The recitals to this Amendment shall constitute a part of the agreement of the parties hereto.

9. Applicable Law. This Amendment has been made, executed and delivered in the State of California and will be governed and construed for all purposes in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10. Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Amendment may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Amendment, each Party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.

11. Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the Parties wish applicable state and federal laws to apply (rather than arbitration rules), the Parties desire that their disputes be resolved by a judge applying such applicable laws. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN

REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. THIS WAIVER EXTENDS TO ALL SUCH CLAIMS, INCLUDING CLAIMS THAT INVOLVE PERSONS OTHER THAN YOU AND US; CLAIMS THAT ARISE OUT OF OR ARE IN ANY WAY CONNECTED TO THE RELATIONSHIP BETWEEN YOU AND US; AND ANY CLAIMS FOR DAMAGES, BREACH OF CONTRACT, SPECIFIC PERFORMANCE OR ANY EQUITABLE OR LEGAL RELIEF OF ANY KIND, ARISING OUT OF THIS AGREEMENT.

12. Signatures. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

13. Costs and Expenses. Gevo reaffirms its obligations to pay, in accordance with the terms of Section 20 of the Loan Agreement, all reasonable costs and expenses of TriplePoint in connection with the preparation, negotiation, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith.

14. Effect. Upon the effectiveness of this Amendment, from and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

15. Conflict of Terms. In the event of any inconsistency between the provisions of this Amendment and any provision of the Loan Agreement, the terms and provisions of this Amendment shall govern and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered as of the date first above written.

GEVO, INC.

By:	/s/ Patrick Gruber
Name: Patrick Gruber
Title: Chief Executive Officer

TRIPLEPOINT CAPITAL LLC

By:	/s/ Sajal Srivastava
Name: Sajal Srivastava
Title: Chief Operating Officer

[SIGNATURE PAGE TO 2ND AMENDMENT TO PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT]

ANNEX A

TERMS OF CONVERTIBLE NOTES

See attached.

Description of notes

We will issue the notes under an indenture to be dated as of July 5, 2012 between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture thereto, to be dated as of July 5, 2012, relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used therein. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture will be available upon request to us and is on file with the Securities and Exchange Commission.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our,” “Gevo” or “the Company” do not include any current or future subsidiary of Gevo, Inc., unless we specify otherwise.

GENERAL

The notes will:

•	initially be limited to $40,000,000 principal amount (or a total of $45,000,000 principal amount with the underwriters’ exercise of their over-allotment option in full);

•	bear interest at a rate of 7.5% per year, payable semi-annually in arrears, on January 1 and July 1 of each year, commencing on January 1, 2013;

•

be our general unsecured senior obligations, ranking equally in right of payment with all of our future senior unsecured indebtedness, if any, and senior in right of payment to all of our future subordinated indebtedness, if any. The notes will be effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated in right of payment to all future indebtedness and other liabilities (including trade payables) of any current and future subsidiary of the Company;

•

be convertible by you at any time prior to the close of business on the third business day immediately preceding the maturity date into shares of our common stock initially based on a conversion rate of 175.6697 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $5.69 per share. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares as described under “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes.” If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “—Conversion Rights,” you will receive a coupon make-whole payment for the notes being converted. We may pay any coupon make-whole payments either in cash or in our common stock, at our election;

Description of notes

•

be subject to repurchase by us, at your option, if a fundamental change (as defined under “—Repurchase at the Option of the Holder Upon a Fundamental Change”) occurs, at a repurchase price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the repurchase date;

•

be subject to repurchase by us, at your option, on July 1, 2017 at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, as described under “—Repurchase of Notes by the Company at the Option of the Holder”;

•

be subject to redemption by us, at our option, at any time after July 1, 2015 but prior to July 1, 2017 at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 150% of the applicable conversion price in effect on each such trading day, as described under “—Redemption of Notes at the Company’s Option—Provisional Redemption by the Company”;

•

be subject to redemption by us, at our option, at any time on or after July 1, 2017 at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of Notes at the Company’s Option—Optional Redemption by the Company”; and

•	be due on July 1, 2022, unless earlier converted, repurchased or redeemed.

Other than restrictions described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Repurchase of Notes by the Company at the Option of the Holder,” “—Conversion Rights” or “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring indebtedness or issuing or repurchasing our securities.

No sinking fund is provided for the notes and the notes will not be subject to defeasance.

The notes initially will be issued in book-entry form only in minimum denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global notes held in DTC, see “—Form, Denomination and Registration” below.

If certificated notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency, which initially will be the office or agency of the trustee. However, we or the trustee may require the holder to pay a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of notes.

We may also from time to time repurchase the notes in open-market purchases or privately negotiated transactions without prior notice to holders.

Description of notes

RANKING

The notes will be our general unsecured senior obligations that rank equal in right of payment with our future senior unsecured indebtedness, if any, senior in right of payment to our future subordinated indebtedness, if any, and structurally subordinated to the existing and future indebtedness and other liabilities of any of our current and future subsidiaries, including trade payables.

The notes will effectively rank junior to our secured indebtedness to the extent of the assets securing such indebtedness. As of March 31, 2012, we had outstanding secured indebtedness of $35.5 million. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

PAYMENT AT MATURITY

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of notes, together with accrued and unpaid interest to, but not including, the maturity date, unless earlier converted, repurchased or redeemed. With respect to global notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated notes, principal and interest will be payable at our office or agency, which initially will be the office or agency of the trustee.

INTEREST

The notes will bear interest at a rate of 7.5% per year. Interest will accrue from July 5, 2012, which is the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013, to holders of record at the close of business on the preceding December 15 or June 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest on any notes when they are converted, except as described under “—Conversion Rights”; and

•	on the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount (which may or may not be the holder of record on the relevant record date).

We will pay or cause to be paid interest on:

•	global notes to DTC in immediately available funds;

•

any certificated notes having a principal amount of less than $1,000,000, by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity”; and

•

any certificated notes having a principal amount of $1,000,000 or more, by wire transfer in immediately available funds at the election of the holders of those notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest on the notes for a full interest period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon.

Description of notes

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”

CONVERSION RIGHTS

Holders may, subject to prior maturity, redemption or repurchase, convert each of their notes at an initial conversion rate of 175.6697 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.69 per share of common stock) at any time prior to the close of business on the third business day immediately preceding the maturity date. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

Except as provided in the next paragraph, upon conversion, you will not receive any additional cash payment or shares of common stock for accrued and unpaid interest on the notes. Upon conversion, accrued and unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If you convert your notes after the close of business on a regular record date for an interest payment date but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest accrued and unpaid on your notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. At the time you surrender your notes for conversion, whether or not you were the holder of record on the relevant date, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the corresponding interest payment date; provided that no such payment need be made:

•	for conversions after the close of business on January 1, 2013 and before the close of business on June 30, 2017;

•	for conversions after the close of business on June 15, 2022, which is the regular record date for the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and prior to the corresponding interest payment date;

•	if we have specified a redemption date that is after a regular record date and prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will deliver cash, as described under “—Conversion Procedures.”

Description of notes

If you have submitted any or all of your notes for repurchase, unless you have withdrawn such notes in a timely fashion, your conversion rights on the notes so subject to repurchase will expire at the close of business on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any or all of your notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you must comply with appropriate DTC procedures.

CONVERSION PROCEDURES

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with all of these requirements is the “conversion date” under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has already delivered a repurchase notice as described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement in shares of our common stock will occur on the third trading day following the conversion date (or, if earlier, on the maturity date). We will deliver to the holder for each $1,000 principal amount of the notes converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date plus cash in lieu of fractional shares, if applicable. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the trading day immediately preceding the conversion date.

COUPON MAKE-WHOLE PAYMENT UPON CONVERSION ON OR AFTER JANUARY 1, 2013 BUT PRIOR TO JULY 1, 2017

If you elect to convert some or all of your notes on or after January 1, 2013 but prior to July 1, 2017, in addition to the consideration received as described under “—Conversion Rights” you will receive a coupon make-whole payment for the notes being converted.

Description of notes

This coupon make-whole payment will be equal to the sum of the present values of the lesser of:

•	eight semi-annual interest payments; or

•

the number of semi-annual interest payments that would have been payable on such converted notes from the last day through which interest was paid on the notes, or the issue date if no interest has been paid, to but excluding July 1, 2017.

The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.

If the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the coupon make-whole payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted notes at the close of business on the corresponding record date.

We may pay any coupon make-whole payments either in cash or in our common stock, at our election. If we elect to pay a coupon make-whole payment in our common stock, then the stock will be valued at 90% of the simple average of the daily volume weighted average prices of our common stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date. The value of any shares issued in connection with a coupon make-whole payment may be less than the market price of our common stock on the date we issued the notes. The calculation of the simple average of the daily volume weighted average price is subject to appropriate adjustment as described under “—Conversion Rate Adjustments”.

CONVERSION RATE ADJUSTMENTS

The conversion rate will be adjusted as described below. Notwithstanding the below, we will not make any adjustment to the conversion rate if holders may participate in the transaction as a result of holding the notes, without having to convert their notes on a basis equivalent to a holder of a number of shares of our common stock equal to the principal amount of the notes held divided by the applicable conversion price. This exception will not apply to any adjustment described under “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes.” In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x OS1 OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

Description of notes

CR1 = the conversion rate in effect immediately after the open of business on such ex-date or immediately after the open of business on such effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date or immediately prior to the open of business on such effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective (x) immediately after the open of business on the ex-date for such dividend or distribution, or (y) the date on which such share split or share combination becomes effective. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors (or a committee thereof) determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan adopted by the Company) entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock at a price per share less than the current market price (as defined below) of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x OS0+X OS0+Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the current market price.

Any adjustment made pursuant to this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. In the event that such rights, options or warrants described in this clause (2) are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the ex-date for such distribution had not occurred. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. For purposes of this clause (2), in determining the aggregate price payable for such shares of common stock, there shall be taken into

Description of notes

account any consideration received for such rights, options or warrants and the value of such consideration if other than cash to be determined by our board of directors (or a committee thereof).

(3) If we distribute shares of our capital stock, evidences of our indebtedness, or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	any dividends or distributions referred to in clause (1) above or clause (5) below;

•	any rights, options or warrants referred to in clause (2) above;

•	except as otherwise described below, rights issued pursuant to a stockholder rights plan adopted by the Company, or the detachment of such rights under the terms of any such plan;

•	any dividends or distributions paid referred to in clause (4) below;

•

any dividends and distributions in connection with a reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in a change in the conversion consideration pursuant to the last paragraph in this “—Conversion Rate Adjustments” subsection; and

•	any spin-off to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR1= CR0 x SP0 SP0-FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-date;

SP0 = the current market price; and

FMV = the fair market value (as determined by our board of directors (or a committee thereof)), on the ex-date for such distribution, of the shares of our capital stock, evidences of our indebtedness, or other assets or property of ours so distributed, expressed as an amount per share of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series of, or similar equity interest in, a subsidiary or other business unit of ours, which we refer to as a “spin-off,” that are, or when issued will be, quoted or listed on any securities exchange or other market, the conversion rate will instead be adjusted based on the following formula:

CR1= CR0 x FMV0+MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);

Description of notes

CR1 = the conversion rate in effect immediately after the close of business or the last trading day of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading-day period commencing on, and including, the ex-date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off; provided that in respect of any conversion during the valuation period, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x SP0 SP0-C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 = the current market price; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock subject to the tender offer rules, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day immediately succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1= CR0 x FMV+(SP1xOS1) OS0xSP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the expiration date;

Description of notes

FMV = the fair market value (as determined by our board of directors (or a committee thereof)), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS0 = the number of shares of our common stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration time”);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase exchange in such tender offer or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day immediately following the expiration date.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to the opening of business on the trading day immediately following the expiration date; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of the formula in this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

If:

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question, and

•	the shares the holder will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then promptly after such distribution or transaction has occurred, we will adjust the number of shares that we deliver to the holder as we determine is appropriate to reflect the relevant distribution or transaction. In addition, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder that has converted its notes would become the record holder of shares of our common stock as of the related conversion date as described under “—Conversion Procedures” above based on an adjusted conversion rate for such ex-date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be deemed to be the record owner of shares of an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment or, if no holders of our common stock affirmatively make such election, the types and amounts of consideration actually received by such holders.

Description of notes

For purposes of clauses (2), (3) and (4) above, “current market price” means the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date of the distribution requiring such computation.

We do not currently have a stockholder rights plan. To the extent that we have a stockholder rights plan in effect upon conversion of the notes into our common stock, you will receive, in addition to our common stock, the rights under the stockholder rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of common stock, the right or warrants described therein with respect to such common stock (unless such rights or warrants have separated from the common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment of the conversion rate.

For purposes of clauses (3) and (4), except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, or the amount of the cash dividend or distribution applicable to one share of our common stock, distributed to all or substantially all stockholders:

•

equals or exceeds the average of the last reported sale prices of our common stock over the relevant consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; or

•	such average last reported sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options or the amount of cash so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to shares of our common stock, cash or a combination of cash and shares of our common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that such holder would have received if such holder had held a number of shares of our common stock equal to the principal amount of the notes held divided by the conversion price in effect immediately prior to the ex-date for determining the stockholders entitled to receive the distribution; provided that if our board of directors determines “FMV” for purposes of any such adjustment by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing current market price.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock. In addition, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

Description of notes

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

As used in this section, “ex-date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question, and “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

We are permitted to the extent permitted by law and the rules of the NASDAQ Global Market or any other securities exchange on which our common stock is then listed to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors (or a committee thereof) determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments on each conversion date, and each settlement period trading day with respect to any conversion date, for any notes.

In the event of:

•	any reclassification of our common stock;

•	any fundamental change described in clause (2) of the definition thereof;

•	a share exchange, consolidation, or merger involving us; or

•	a conveyance, transfer, sale, lease or other disposition to another person of all or substantially all of our assets,

in which holders of our common stock received cash, securities or other property (the “reference property”) in exchange for their shares of common stock, the notes will become convertible based on the type and amount of consideration that the holders of a number of shares of our common stock equal to the principal amount of the notes divided by the conversion price would have received in such reclassification, share exchange, consolidation, merger, conveyance, transfer, sale, lease or other disposition. For purposes of the foregoing, the type and amount of consideration that a holder of our common stock received in the case of reclassifications, share exchanges, consolidations, mergers, conveyances, transfers, sales, leases or other dispositions that cause our common stock to be exchanged for more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively made such an election.

Description of notes

ADJUSTMENT TO CONVERSION RATE UPON CONVERSION UPON MAKE-WHOLE FUNDAMENTAL CHANGES

If you elect to convert your notes in the event of a make-whole fundamental change prior to July 1, 2017, the conversion rate will be increased by an additional number of shares of our common stock (the “additional shares”) as described below.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to the first, second (disregarding the proviso in such bullet), third, fourth and fifth bullets under the definition of fundamental change as described under “—Repurchase at the Option of the Holder Upon a Fundamental Change” below pursuant to which 10% or more of the consideration for our common stock (other than cash payments for preferred shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on the trading day preceding the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”).

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate shall be increased based on the stock price and make-whole reference date for the make-whole fundamental change:

Make-Whole Reference Date	Stock Price
	$4.95	$5.50	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$18.00	$20.00
July 5, 2012	26.3505	26.3505	26.2426	18.9389	14.1113	10.7466	8.3001	6.4612	5.0435	3.9297	3.0430	2.3314	1.7576	0.9210	0.3793
July 1, 2013	26.3505	26.3505	23.1694	16.0302	11.5563	8.5935	6.5306	5.0302	3.8989	3.0216	2.3276	1.7715	1.3225	0.6641	0.2334
July 1, 2014	26.3505	24.9234	19.3539	12.0583	7.8906	5.4405	3.9337	2.9487	2.2594	1.7459	1.3443	1.0202	0.7536	0.3475	0.0680
July 1, 2015	26.3505	22.1860	15.8854	7.1088	1.7703	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2016	26.3505	19.0215	12.8142	5.2141	1.1997	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2017	26.3505	6.1485	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Description of notes

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case if the stock price is between two stock price amounts in the table or the effective date is between make-whole reference dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two make-whole reference dates, as applicable, based on a 365-day year. If the stock price is:

•	greater than $20.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; or

•	less than $4.95 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 202.0202 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “—Conversion Procedures” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of the reasonableness of economic remedies.

An increase in the conversion rate for notes as a result of a fundamental change may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States federal income tax considerations.”

REPURCHASE AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay the full interest amount payable on such interest payment date to the record holder as of such record date). Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•

if any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

Description of notes

•

consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or other disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction pursuant to which the holders of 50% or more of the total voting power of all classes of our common equity immediately prior to such transaction have the right to exercise 50% or more of the total voting power of all shares of common equity of the continuing or surviving corporation (or any parent thereof) entitled to vote generally in elections of directors of such corporation (or any parent thereof) immediately after such event shall not be a fundamental change;

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•

any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved;

•	our stockholders approve any plan or proposal for our liquidation or dissolution; or

•

our common stock (or other common stock into which the notes are then convertible) ceases to be listed on any of the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or the New York Stock Exchange or other national securities exchange.

A fundamental change as a result of the first and second bullets above will not be deemed to have occurred, however, if at least 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in the transaction or transactions constituting the fundamental change consists of shares of common stock listed on any of the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market or the New York Stock Exchange (or any of their respective successors) or that will be so listed immediately following such fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities on the basis set forth under the last paragraph under “—Conversion Rate Adjustments,” subject to the provisions set forth under “—Conversion Procedures” above.

On or before the 15th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

Description of notes

•	that the notes are eligible to be converted, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture;

•	that a holder must exercise its repurchase right by the close of business on the business day immediately preceding the fundamental change repurchase date;

•	that a holder has the right to withdraw any notes tendered for repurchase prior to the close of business on the business day immediately preceding the fundamental change repurchase date; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the repurchase right, you must deliver, by the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•

if certificated notes have been issued, the certificate numbers of your notes to be delivered for repurchase, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered or transferred to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

Description of notes

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the notes, or under the laws of Delaware, our state of incorporation. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk factors—Certain Risks Relating to the Notes and Our Common Stock—We may not have the ability to pay interest on the notes or to repurchase or redeem the notes” in this prospectus supplement. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture provides that we may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless:

•

either (A) we are the surviving corporation or (B) the resulting, surviving or transferee person (if other than us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•

we or the successor person have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if applicable) complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

In the event of any transaction described, and complying with the conditions listed, in the immediately preceding paragraph in which we are not the surviving corporation, the successor corporation formed or remaining shall be substituted for us and shall succeed to, and may exercise, every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture.

Description of notes

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above), permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

REPURCHASE OF NOTES BY THE COMPANY AT THE OPTION OF THE HOLDER

On July 1, 2017, a holder may require us to purchase all or a portion of the holder’s outstanding notes at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. However, if the purchase date falls after a record date for the payment of interest but on or prior to the immediately succeeding interest payment date, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On the purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the open of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Material United States federal income tax considerations.”

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the purchase price;

•	that notes with respect to which the holder has delivered a purchase notice may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for purchase, if they are in certificated form;

•	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

Description of notes

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase.

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

REDEMPTION OF NOTES AT THE COMPANY’S OPTION

Provisional Redemption by the Company

At any time and from time to time beginning July 1, 2015 but prior to July 1, 2017, we may redeem at our option, in whole or in part, any or all of the notes in cash at the redemption price, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 150% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Any notes redeemed by us will be paid for in cash.

Description of notes

The “last reported sale price” of our common stock on any date means:

•

the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported by the NASDAQ Global Market; or

•

if our common stock is not listed for trading on the NASDAQ Global Market, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded; or

•

if our common stock is not listed for trading on a U.S. national or regional securities exchange, the closing price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) for our common stock on that date as reported by the OTC Bulletin Board; or

•

if not so reported by the OTC Bulletin Board, the last quoted bid price for our common stock in the over-the-counter market on that date as reported by OTC Markets Group, Inc. or a similar organization; or

•

if our common stock is not so quoted by OTC Markets Group, Inc. or a similar organization, the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

“Trading day” means a day during which:

•

the NASDAQ Global Market is open for trading, or if our common stock is not listed for trading on the NASDAQ Global Market, the principal U.S. national or regional securities exchange on which our common stock is listed is open for trading, or if our common stock is not so quoted or listed, any business day; and

•	there is no market disruption event.

For purposes of determining whether this conversion contingency has been triggered, if our common stock is listed for trading on the NASDAQ Global Market or listed on another U.S. national or regional securities exchange, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Optional Redemption by the Company

Except as set forth under “—Provisional Redemption by the Company” above, we cannot redeem the notes prior to July 1, 2017. We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after July 1, 2017, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. The redemption date must be a business day.

Description of notes

PAYMENT AND SELECTION OF NOTES TO REDEEM

If we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

We will give written notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the notes called for redemption will expire.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate in accordance with DTC procedures. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the opening of business 15 calendar days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

We will not redeem any notes at our option if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the redemption date.

For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Material United States federal income tax considerations.”

EVENTS OF DEFAULT; NOTICE AND WAIVER

Each of the following is an event of default with respect to the notes:

•	default by us in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

Description of notes

•	default by us in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon redemption, upon acceleration or otherwise;

•	failure by us to satisfy our conversion obligation upon exercise of a holder’s conversion right and such failure continues for 5 days;

•	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

•	failure by us to comply with our notice obligations under “—Repurchase at the Option of the Holder Upon a Fundamental Change”;

•

failure by us for 50 days after written notice from the trustee, at the direction of the holders, or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture relating to the notes;

•

default under any agreements, indentures or instruments under which we or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, then has outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed having a principal amount in excess of $5,000,000 in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created, and such default results in such indebtedness being accelerated or otherwise becoming due and owing prior to its scheduled maturity or such default constitutes a failure to pay at least $5,000,000 of such indebtedness when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;

•

one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against us or any of our significant subsidiaries and shall not be discharged, bonded, paid, stayed, waived, subject to a negotiated settlement or subject to insurance within 60 days after (A) the date on which the right to appeal thereof has expired if no such appeal has commenced or (B) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries.

The indenture provides that if an event of default occurs and is continuing, the trustee by notice to us, at the direction of the holders of the notes, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the trustee may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, 100% of the principal of and accrued and unpaid interest, if any, on the notes automatically will become due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports,” will, for the 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 365th day thereafter (or such earlier date on which the event of default relating to the

Description of notes

reporting obligations shall have been cured or waived). On such 365th day (or earlier, if an event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. If we do not elect to pay additional interest during the continuance of such an event of default, as applicable, in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest on the notes as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all record holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. If we fail to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of the notes outstanding, by written notice to us and the trustee, may (i) waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, failure to deliver consideration due upon conversion, failure to repurchase any notes when required and failure to pay the redemption price on the date of redemption in connection with our exercising our optional redemption right) and (ii) rescind and annul such declaration and its consequences if:

•	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

such declaration is not the result of a failure to deliver consideration due upon conversion, a payment default arising from our failure to repurchase any notes when required or a payment default arising from our failure to pay the redemption price on the date of redemption in connection with our exercising our optional redemption right.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including additional interest, if any, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

•	such holder has previously given the trustee written notice that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•

the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Description of notes

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for a remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture will provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is actually known to the trustee, the trustee must send to each holder notice of the default within 90 days after it occurs or, if later, promptly after the trustee obtains knowledge thereof. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also will be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

MODIFICATION AND AMENDMENT

Changes Requiring Majority Approval

Subject to certain exceptions described below under “—Changes Requiring Approval of Each Affected Holder,” the indenture (including the terms and conditions of the notes) may be amended with the written consent or affirmative vote of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), without prior notice to any other holder.

CHANGES REQUIRING APPROVAL OF EACH AFFECTED HOLDER

Without the consent of each holder of an outstanding note affected, we may not amend the indenture to:

•	make any change in the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

•	reduce any rate of interest or extend the time for payment of interest on the notes;

•	reduce the principal amount of, or the repurchase price or redemption price with respect to, the notes, or change their final stated maturity;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

•	adversely affect the ranking of the notes as our senior unsecured indebtedness;

•	waive a continuing default or event of default regarding any payment on the notes;

•	adversely affect the repurchase provisions of the notes; or

Description of notes

•	adversely affect the conversion provisions of the notes.

CHANGES REQUIRING NO APPROVAL

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

•

to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture and to provide for conversion of the notes into reference property;

•	to provide any security for or add guarantees with respect to the notes;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

•	to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

•

to provide for the issuance of additional notes, to the extent that we deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

•	to increase the conversion rate;

•	to add events of default with respect to the notes;

•	to add circumstances under which we will pay additional interest on the notes;

•	to make any change that does not adversely affect the rights of any holder of outstanding notes; or

•	to conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement, which shall be evidenced by an Officer’s Certificate of the Company to that effect.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders of the notes a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of notes, the failure to give such notice to all the holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

NOTES NOT ENTITLED TO CONSENT

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Description of notes

DISCHARGE

We may satisfy and discharge our obligations under the indenture by delivering to the trustee all outstanding notes for cancellation or, when all outstanding notes have become due and payable, by depositing with the trustee or delivering to the holders, as applicable, cash and/or shares of common stock sufficient to pay all amounts due at maturity.

REPURCHASE AND CANCELLATION

We may, to the extent permitted by law, repurchase any notes in the open-market or by tender offer at any price or by private agreement. Neither we nor our affiliates may resell such securities unless such resale is registered under the Securities Act or such resale is pursuant to an exemption from the registration requirements of the Securities Act that results in such securities not being “restricted securities,” as such term is defined in Rule 144(a)(3) under the Securities Act. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

INFORMATION CONCERNING THE TRUSTEE

We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, bid solicitation agent, notes registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

NO STOCKHOLDER RIGHTS FOR HOLDERS OF NOTES

Holders of the notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

COMPLIANCE WITH NASDAQ STOCKHOLDER APPROVAL RULES

We will not take any voluntary action that would result in an adjustment pursuant to any of the provisions described in clauses (2) through (5) of “—Conversion Rate Adjustments,” “—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes” and “—Redemption of Notes at the Company’s Option—Optional Redemption by the Company” without complying, if applicable, with the stockholder approval rules of the NASDAQ Global Stock Market (including NASDAQ Market Rule 5635, which requires stockholder approval of certain issuances of our common stock) or any similar rule of any other stock exchange on which our common stock is listed at the relevant time.

REPORTS

So long as any notes are outstanding, we will be required to deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC (giving effect to any grace period provided

Description of notes

by Rule 12b-25 under the Exchange Act), copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Documents filed by us with the SEC via its EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are so filed. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act and will furnish to holders, beneficial owners and prospective purchasers of the notes or shares of common stock issuable upon conversion of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; provided, however, that the trustee shall have no responsibility whatsoever to determine whether such filings or postings have been made.

GOVERNING LAW

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof.

CALCULATIONS IN RESPECT OF NOTES

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the settlement period and settlement period trading days, the daily conversion values, if applicable, the settlement amount, the conversion rate of the notes and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

FORM, DENOMINATION AND REGISTRATION

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

GLOBAL NOTES, BOOK-ENTRY FORM

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Description of notes

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Description of notes

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 calendar days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 calendar days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.